SUBSCRIPTION AGREEMENT FOR INITIAL REGULATORY SEED

DoubleLine ETF Adviser LP

2002 North Tampa Street

Suite 200

Tampa, FL 33602

February 16, 2022

DoubleLine ETF Trust

2002 North Tampa Street

Suite 200

Tampa, Florida 33602

Re:    Subscription for the Purchase of Shares of Beneficial Interest of DoubleLine ETF Trust

Ladies and Gentlemen:

DoubleLine ETF Adviser LP (hereinafter, “we”) hereby subscribes to purchase shares of beneficial interest (collectively, the “Shares”) of the following series of DoubleLine ETF Trust (the “Trust”) as follows:

Fund	Number of Shares	Price per Share	Aggregate Price
DoubleLine Opportunistic Bond ETF	1000	$50.00	$50,000
DoubleLine Shiller CAPE® U.S. Equities ETF	2000	$25.00	$50,000

We will purchase the Shares in a private offering prior to the effective date of the Form N-1A registration statement filed by the Trust under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended.

We consent to the filing of this letter as an exhibit to the Form N-1A registration statement of the Trust.

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SUBSCRIPTION AGREEMENT FOR INITIAL REGULATORY SEED

If you agree to these terms, please acknowledge your agreement and acceptance below.

Sincerely,

/s/ Henry Chase
Name: Henry Chase
Title: Authorized Signer

Agreed and accepted as February 16, 2022:

DoubleLine ETF Trust

/s/ Ronald R. Redell
By: Ronald R. Redell
Title: President